Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Column Guaranteed LLC:

We consent to the inclusion in the registration statement (No. 333-XXXXX) on Form S-1 of Walker and Dunlop, Inc. of our report dated March 30, 2009, with respect to the statement of financial condition of Column Guaranteed LLC as of December 31, 2008, and the related statements of operations, changes in members’ equity and cash flows for the year then ended.

(signed) KPMG LLP

New York, New York
August 3, 2010